UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2007

GUITAR CENTER, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-22207	95-4600862
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5795 Lindero Canyon Road Westlake Village, California		91362
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (818) 735-8800

Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

The information in this Item 2.02, including that incorporated herein by reference, is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Item, including that incorporated herein by reference, shall not be deemed incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

On February 26, 2007, Guitar Center, Inc. issued a press release announcing our financial results for the quarter and year ended December 31, 2006. Attached to the press release were financial tables. A copy of the press release and the financial tables are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively, and are incorporated by reference solely into this Item 2.02. Exhibit 99.1 is not incorporated by reference into any other Item of this Current Report.

Item 8.01. Other Events

On February 26, 2007, we announced financial results for the fourth quarter and full year ended December 31, 2006.

Consolidated Results. Consolidated net sales increased 11.7% to $628.5 million in the fourth quarter compared to $562.8 million in the same period of 2005. Consolidated net sales increased 13.9% to $2.030 billion for the full year 2006 from $1.782 billion in 2005.

Net loss for the fourth quarter was $40.0 million, or $1.36 per diluted share. Net loss in the fourth quarter of 2006 includes a non-cash impairment charge related to the write down of goodwill associated with the Company’s Music & Arts division of $73.2 million after-tax, or $2.49 per diluted share. Net loss for the fourth quarter of 2006 also includes stock-based compensation expense of $52,000 after-tax, net of a credit of $1.4 million after-tax, or $0.05 per diluted share, for the Company’s long-term incentive plan (LTIP). Net income in the fourth quarter of 2005 was $33.5 million, or $1.14 per diluted share. Net income in the fourth quarter of 2005 included a charge of $1.7 million after-tax, or $0.06 per diluted share, relating to litigation, partially offset by a gain of $0.9 million after-tax, or $0.03 per diluted share, resulting from the reversal of stock-based compensation expense relating to the Company’s LTIP recorded earlier in that year.

Net income for 2006 was $0.4 million, or $0.01 per diluted share. Net income for the full year includes the aforementioned goodwill impairment charge of $73.2 million after-tax, or $2.58 per diluted share, a one-time gain of $1.2 million after-tax, or $0.04 per diluted share, resulting from the disposition of real estate, and stock-based compensation expense of $9.3 million after-tax, or $0.33 per diluted share, which is inclusive of stock-based compensation expense for the LTIP of $1.8 million after-tax, or $0.06 per diluted share. Net income for 2005 was $76.7 million, or $2.67 per diluted share. Net income for 2005 included the aforementioned charge relating to litigation of $1.7 million after-tax, or $0.06 per diluted share, and charges related to the acquisition of Music & Arts Center, Inc. of $2.1 million, or $0.07 per diluted share. There was no stock-based compensation expense recorded in 2005.

Guitar Center Stores. The Company opened four new Guitar Center stores in the quarter, bringing the total store count to 198 as of December 31, 2006. Net sales from Guitar Center stores for the fourth quarter increased 12.7% to $461.7 million, compared to $409.9 million in the fourth quarter of 2005. Comparable store sales for the Guitar Center stores increased 1.3% for the fourth quarter. Gross margin decreased to 29.4% in the fourth quarter from 29.6% in the same period of the prior year, due primarily to increased occupancy and freight costs, partially offset by higher selling margin. Selling, general and administrative expenses for the Guitar Center stores were 19.8% of net sales compared to 18.4% of net sales in the fourth quarter of 2005. The increase was primarily attributable to reduced leverage on lower than expected sales as well as increased advertising costs and higher payroll and stock-based compensation expense.

Musician’s Friend. Direct response net sales for the fourth quarter increased 5.4% to $121.0 million, compared to $114.8 million in the fourth quarter of 2005. Gross margin improved to 30.7% for the quarter from 28.8% for the same period of the prior year, due primarily to a higher selling margin as a result of higher merchandise margins. Selling, general and administrative expenses for the direct response division were 22.4% of net sales compared to 19.9% in the fourth quarter of 2005. The increase primarily reflects increased overhead and stock-based compensation expenses.

Music & Arts. Net sales from our Music & Arts division increased 20.2% to $45.8 million in the fourth quarter, compared to $38.1 million in the fourth quarter of 2005. The increase is due primarily to increased revenue from acquisitions of new stores. Comparable sales for Music & Arts increased 0.2% for the fourth quarter. Gross margin increased to 44.0% in the fourth quarter versus 41.1% in the same period of the prior year, primarily due to lower shrink as a result of higher rental instrument recoveries. Selling, general and administrative expenses, excluding the goodwill impairment charge, were 37.3% of net sales compared to 39.2% in the fourth quarter of 2005. The decrease primarily reflects lower bad debt expense and reduced amortization of intangibles due to the full depreciation of some acquired rental contracts.

Financial Tables. We hereby incorporate by reference into this Item 8.01 the financial tables attached as Exhibit 99.2. No other information contained in or attached to this Current Report is incorporated by reference into this Item 8.01 or shall otherwise be deemed to have been filed with the Securities and Exchange Commission for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated February 26, 2007

99.2	Financial tables to press release

* * * * * * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUITAR CENTER, INC.

Date: February 26, 2007
	By:	/s/ Leland P. Smith
Leland P. Smith, Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated February 26, 2007

99.2	Financial tables to press release